Exhibit 99.1

NEWS RELEASE

1500 West University Parkway, Sarasota, FL 34243  •  (941) 362-1200

FOR IMMEDIATE RELEASE

Sun Hydraulics Reports Fourth Quarter 2016 Results
and Announces Shared Distribution

Sarasota, FL, February 27, 2017 — Sun Hydraulics Corporation (NASDAQ: SNHY) (“Sun” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the fourth quarter and full year 2016.  The results include Enovation Controls since its acquisition on December 5, 2016.  Additionally, the Board of Directors authorized a $1.3 million shared distribution.

Wolfgang Dangel, Sun's President and Chief Executive Officer, commented, "We made significant progress during 2016 as it was a year of transformational evolution, driven by a strategic assessment of our future.  We considered the megatrends impacting our markets including globalization, growing sophistication of machinery and equipment, and advancement of computing power.  These trends helped to shape our 2025 Vision that will lead us to $1 billion in sales while maintaining superior profitability and financial strength.”

Mr. Dangel added, “It was our updated Vision that guided our December acquisition of Enovation Controls, expanding our electronic and digital capabilities as well as broadening our market reach.  Building on our existing strong foundation, other significant 2016 accomplishments include:

•	Expansion of our global leadership team, including establishment of key roles critical for scalability and growth
•	Evolving our product development process, emphasizing the distinction between innovative and sustaining engineering
•	Increasing channel partner and direct customer interaction globally with the addition of field application specialists
•	Initiation of a formal lean enterprise program engaging all of our associates to further enhance our competitiveness
•	Establishment of challenging key performance indicators to measure and monitor our progress

While these actions were substantial steps forward, we have much more to do as we continue to proactively seek opportunities to provide solutions for our customers’ industrial technology needs.”

Sun Hydraulics Reports 2016 Results and Announces Shared Distribution

February 27, 2017

Fourth Quarter 2016 Results

($ in millions, except per share data)	Q4 2016	Q4 2015	Change	% Change
Net sales	$49.9	$44.3	$5.6	13%
Gross profit	$17.3	$15.8	$1.5	10%
Gross margin	34.7%	35.7%
Operating income	$4.9	$7.7	$(2.8)	(36%	)
Operating margin	9.8%	17.4%
Net income	$3.1	$5.1	$(2.0)	(39%	)
Diluted EPS	$0.12	$0.19	$(0.07)	(37%	)

Sales increased in each of the Company’s geographic regions, with the Americas up 14%, Europe/Middle East/Africa (“EMEA”) up 4% and Asia Pacific (“APAC”) up 23%.  The China, Korea and India markets were the key drivers of the APAC growth, resulting from investments to further penetrate those regions.  Sequential year-over-year improvement in all regions reflects more robust business activity globally.  Sales for the 2016 quarter included $4.1 million from the Enovation Controls acquisition, the majority of which were U.S. based.

Operating income benefited from higher gross profit on higher sales, but was more than offset by the inclusion of $1.5 million of transaction costs for the Enovation Controls acquisition and $1.0 million of incremental professional fees, CEO transition costs and compensation and employee benefits expense.  Further, the Enovation Controls business added $2.5 million of selling, engineering and administrative (“SEA”) expenses in the 2016 quarter, which included
$1 million of amortization expense on acquired intangible assets.

In addition to the above factors, net income was impacted by $0.5 million of higher net interest expense associated with the financing to fund the Enovation Controls acquisition.

Adjusted EBITDA
($ in millions)	Q4 2016	Q4 2015	Change	% Change
Adjusted EBITDA	$11.1	$9.5	$1.6	17%
Adjusted EBITDA margin	22.3%	21.4%

Adjusted EBITDA (consolidated net income before net interest expense/income, income taxes, depreciation and amortization and acquisition related expenses) benefited from higher gross profit and amortization, partially offset by ongoing SEA expenses.

Sun believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Sun’s use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

Full Year 2016 Results

($ in millions, except per share data)	2016	2015	Change	% Change
Net sales	$196.9	$200.7	$(3.8)	(2%	)
Gross profit	$71.3	$77.1	$(5.8)	(8%	)
Gross margin	36.2%	38.4%
Operating income	$34.5	$46.9	$(12.4)	(26%	)
Operating margin	17.5%	23.4%
Net income	$23.3	$33.1	$(9.8)	(30%	)
Diluted EPS	$0.87	$1.24	$(0.37)	(30%	)

Sales to the Americas decreased $2.9 million, or 3%, net of the inclusion of $4.1 million for Enovation Controls in 2016.  Sales to EMEA decreased $2.6 million, or 4%, and sales to APAC increased $1.7 million, or 4%.  Foreign currency translation unfavorably impacted international sales by $2.7 million, primarily in the EMEA region.

Operating income was unfavorably impacted by lower gross profit and higher SEA costs.  Gross profit declined primarily due to lower sales and higher overhead, mostly from higher compensation and employee benefit expenses.  SEA expenses in 2016 included $3 million of incremental professional fees, CEO transition costs and compensation expense for investments in global engineering, sales and marketing activities.  SEA expenses also included $1.5 million of transaction costs for the Enovation Controls acquisition in 2016, as well as $2.5 million for the Enovation Controls business which included approximately $1 million of amortization expense on acquired intangible assets.

Several non-operating factors also impacted net income.   Net interest income decreased
$0.6 million as a result of cash and debt used to fund the Enovation Controls acquisition.  Foreign currency transaction gain was down $0.7 million, due to lower U.S. denominated currency at foreign subsidiaries.  Miscellaneous expense increased $0.6 million as 2015 benefited from certain nonrecurring items.

Adjusted EBITDA
($ in millions)	2016	2015	Change	% Change
Adjusted EBITDA	$47.9	$57.4	$(9.5)	(17%	)
Adjusted EBITDA margin	24.3%	28.6%

Adjusted EBITDA (consolidated net income before net interest expense/income, income taxes, depreciation and amortization and acquisition related expenses) was impacted by the above factors.

See the attached tables for additional important disclosures regarding Sun’s use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

Balance Sheet and Cash Flow Review

Cash and cash equivalents at year end were $74.2 million, compared with $81.9 million at the end of 2015.  Short-term investments were $6.8 million and $44.2 million at the end of 2016 and 2015, respectively.  Total debt increased to $140 million at year end, compared with no debt at the end of 2015, reflecting the funding of the $200 million Enovation Controls acquisition.  At year end, the Company had $160 million of available capacity under its revolving credit facility.

Sun Hydraulics Reports 2016 Results and Announces Shared Distribution

February 27, 2017

Cash provided by operations was $38.5 million in 2016 compared with $49.9 million in 2015, on lower net income.  Capital expenditures were comparable between the two years at approximately $6 million.

Shared Distribution

Sun’s Board of Directors has authorized a shared distribution for 2016, as acknowledgement of the importance of the Company’s employees, while delivering value to shareholders.  The 2016 shared distribution will be approximately $1.3 million.  It will consist of a contribution to employees equal to 2% of wages, most of which will be paid into retirement plans in the form of Sun Hydraulics stock, and a $0.02 per share cash dividend to be paid to all shareholders.  The shared distribution is in addition to the normal quarterly dividend and is payable on March 31, 2017, to employees and shareholders of record as of March 15, 2017.  This is the ninth shared distribution by Sun since 2008.

2017 Guidance and Outlook

Mr. Dangel stated, “We are very encouraged by the economic trends we are seeing in all of our global markets, which generally began late in the third quarter of 2016 and have continued into 2017.  The industries experiencing improvement are broad, including energy, material handling, mining and construction equipment.  We believe that the improving macro environment, along with our proactive initiatives, position us well for 2017 and beyond.”

The Company expects the following for 2017:

•

Consolidated revenue is expected to be between $295 million and $310 million, with the Hydraulics segment contributing between $205 million and $215 million and the Electronics segment contributing between $90 million and $95 million

•	Consolidated operating margin is expected to be between 20% and 22% for the year, before acquisition-related amortization expense
•	Consolidated interest expense is expected to be between $4.2 million and $4.7 million
•	The full year effective tax rate is anticipated to be between 32% and 34%
•	Capital expenditures are estimated at $8 million to $10 million
•	Depreciation is estimated between $12 million and $13 million
•	Amortization is estimated between $8 million and $9 million

Mr. Dangel concluded, “In addition to the actions we are undertaking to grow organically, we continue to very actively seek to complement our base business with another strategic acquisition.  We specifically are looking to find businesses within the capital goods sector that can deliver superior profitability and financial strength.  Assimilation of the Enovation Controls business is coming along nicely and we have the resources in place to continue to strive toward our 2025 Vision, for the benefit of all of our stakeholders.”

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00am Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

Sun Hydraulics Reports 2016 Results and Announces Shared Distribution

February 27, 2017

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.sunhydraulics.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday, March 7, 2017.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13654991.  The webcast replay will be available in the investor relations section of the Company’s website at www.sunhydraulics.com, where a transcript will also be posted once available.

About Sun
Sun Hydraulics Corporation is an industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets.  In the hydraulics market, the Company is a leading manufacturer of high-performance screw-in hydraulic cartridge valves, electro-hydraulics, manifolds, and integrated package solutions for the worldwide industrial and mobile hydraulics markets.  In the electronics market, the Company is a global provider of innovative electronic control, display and instrumentation solutions for both recreational and off-highway vehicles, as well as stationary and power generation equipment.  For more information about Sun, please visit www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include, among other items, (i) the Company's strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) fluctuations in global business conditions, including the impact of economic recessions in the U.S. and other parts of the world, (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the Company's revenue and/or costs, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to the integration of the businesses of the Company and Enovation Controls; (vi) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (viii) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. "Business," Item 1A. "Risk Factors," and Item 7. "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in the Company's Form 10-K for the year ended December 31, 2016. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Sun Hydraulics Reports 2016 Results and Announces Shared Distribution

February 27, 2017

Financial Tables Follow.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended				Year Ended
	December 31,	Janurary 2,			December 31,	January 2,

	2016	2016	% Change		2016	2016	% Change
Net sales ...............................................................	$49,865	$44,289	13%		$196,934	$200,727	(2%	)
Cost of sales ..........................................................	32,550	28,495	14%		125,585	123,634	2%
Gross profit ........................................................	17,315	15,794	10%		71,349	77,093	(8%	)
Gross margin ....................................................	34.7%	35.7%			36.2%	38.4%

Selling, engineering and administrative ..................	12,429	8,123	53%		36,890	30,202	22%
Operating income...............................................	4,886	7,671	(36%	)	34,459	46,891	(26%	)
Operating margin .............................................	9.8%	17.4%			17.5%	23.4%

Interest expense (income), net ...............................	265	(401)	NM		(790)	(1,422)	(44%	)
Foreign currency transaction gain, net.....................	(84)	(265)	(68%	)	(395)	(1,104)	(64%	)
Miscellaneous expense, net......................................	150	981	(85%	)	743	187	297%
Income before income taxes ...................................	4,555	7,356	(38%	)	34,901	49,230	(29%	)
Income tax provision..................................................	1,437	2,253	(36%	)	11,597	16,092	(28%	)
Net income ............................................................	$3,118	$5,103	(39%	)	$23,304	$33,138	(30%	)

Per share data:
Basic:
Net income per common share............................	$0.12	$0.19	(37%	)	$0.87	$1.24	(30%	)
Diluted:
Net income per common share............................	$0.12	$0.19	(37%	)	$0.87	$1.24	(30%	)

Weighted average common shares outstanding:
Basic ..................................................................	26,931	26,762			26,892	26,687
Diluted .................................................................	26,931	26,762			26,892	26,687

Dividends declared per share ...................................	$0.090	$0.090			$0.400	$0.450

NM = Not meaningful

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	January 2,
	2016	2016
Assets
Current assets:
Cash and cash equivalents ..................................................................	$74,221	$81,932
Restricted cash......................................................................................	37	44
Accounts receivable, net of allowance for doubtful accounts
of $101 and $184................................................................................	25,730	13,531
Inventories, net ......................................................................................	30,000	13,047
Income taxes receivable ......................................................................	512	123
Deferred income taxes..........................................................................	-	460
Short-term investments.........................................................................	6,825	44,174
Other current assets..............................................................................	3,943	3,707
Total current assets ......................................................................	141,268	157,018
Property, plant and equipment, net ........................................................	80,515	74,121
Deferred income taxes............................................................................	3,705	-
Goodwill ...................................................................................................	103,583	4,988
Other intangibles, net...............................................................................	112,565	4,813
Other assets ............................................................................................	3,141	600
Total assets .................................................................................	$444,777	$241,540

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable .................................................................................	$10,166	$4,422
Accrued expenses and other liabilities ................................................	7,456	4,849
Current portion of contingent consideration.........................................	10,765	-
Dividends payable.................................................................................	2,424	2,411
Income taxes payable...........................................................................	265	-
Total current liabilities ...................................................................	31,076	11,682
Revolving line of credit.............................................................................	140,000	-
Contingent consideration.........................................................................	24,312	-
Deferred income taxes............................................................................	9,501	7,411
Other noncurrent liabilities........................................................................	3,491	260
Total liabilities .............................................................................	208,380	19,353

Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001,
no shares outstanding.........................................................................	-	-
Common stock, 50,000,000 shares authorized, par value $.0001,
26,936,021 and 26,786,518 shares outstanding..............................	27	27
Capital in excess of par value ..............................................................	89,718	82,265
Retained earnings .................................................................................	162,485	149,938
Accumulated other comprehensive loss .............................................	(15,833)	(10,043)
Total shareholders’ equity .......................................................	236,397	222,187
Total liabilities and shareholders’ equity ..............................	$444,777	$241,540

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended
	December 31,	January 2,
	2016	2016
Cash flows from operating activities:
Net income ......................................................................................................................	$23,304	$33,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization...................................................................................	11,318	9,557
Loss (gain) on disposal of assets.............................................................................	329	(171)
Stock-based compensation expense ......................................................................	4,848	4,324
Deferred director and phantom stock unit expense.................................................	10	17
Stock compensation income tax benefit...................................................................	113	112
Amortization of debt issuance costs.........................................................................	47	-
Allowance for doubtful accounts...............................................................................	(61)	12
Provision for slow moving inventory..........................................................................	117	(193)
Provision (benefit) for deferred income taxes..........................................................	77	(846)
Amortization of acquisition-related inventory step-up..............................................	1,021	-
(Increase) decrease in operating assets, net of acquisition:
Accounts receivable ...............................................................................................	(3,158)	3,958
Inventories ...............................................................................................................	(1,380)	1,244
Income taxes receivable ........................................................................................	(1,628)	(235)
Other current assets................................................................................................	(153)	(741)
Other assets, net ....................................................................................................	(106)	289
Increase (decrease) in operating liabilities, net of acquisition:
Accounts payable ...................................................................................................	2,566	(451)
Accrued expenses and other liabilities..................................................................	656	(559)
Income taxes payable.............................................................................................	838	476
Other noncurrent liabilities	(252)	(29)
Net cash provided by operating activities ..............................................................	38,506	49,902

Cash flows from investing activities:
Acquisition of business, net of cash acquired...............................................................	(200,056)	-
Investment in licensed technology.................................................................................	(1,227)	(1,425)
Capital expenditures........................................................................................................	(6,187)	(6,106)
Proceeds from dispositions of equipment....................................................................	7	1,645
Purchases of short-term investments ...........................................................................	(24,699)	(30,125)
Proceeds from sale of short-term investments.............................................................	62,374	26,698
Net cash used in investing activities .......................................................................	(169,788)	(9,313)

Cash flows from financing activities:
Borrowings on revolving line of credit............................................................................	140,000	-
Stock compensation income tax expense.....................................................................	(113)	(112)
Proceeds from stock issued..........................................................................................	1,039	1,019
Dividends to shareholders .............................................................................................	(10,744)	(11,999)
Change in restricted cash...............................................................................................	-	275
Debt issuance costs........................................................................................................	(1,959)	-
Net cash provided by (used in) financing activities .............................................	128,223	(10,817)
Effect of exchange rate changes on cash and cash equivalents...................................	(4,652)	(4,683)
Net (decrease) increase in cash and cash equivalents ..................................................	(7,711)	25,089
Cash and cash equivalents, beginning of period ............................................................	81,932	56,843
Cash and cash equivalents, end of period ......................................................................	$74,221	$81,932

SUN HYDRAULICS CORPORATION

ADJUSTED EBITDA RECONCILIATION – Unaudited

(in thousands)

	Three Months Ended		Year Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016
Net income......................................	$3,118	$5,103	$23,304	$33,138
+ Net interest expense (income).......	265	(401)	(790)	(1,422)
+ Income taxes...............................	1,437	2,253	11,597	16,092
+ Depreciation and amortization.......	4,789	2,503	12,339	9,557
+ Acquisition related expenses.........	1,500	-	1,500	-
Adjusted EBITDA.............................	$11,109	$9,458	$47,950	$57,365
Adjusted EBITDA margin................	22.3%	21.4%	24.3%	28.6%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before net interest expense (income), income taxes, depreciation and amortization and acquisition related expenses.  Adjusted EBITDA margin is Adjusted EBITDA divided by sales.  Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Sun believes that providing non-GAAP information such as Adjusted EBITDA and Adjusted EBITDA margin are important for investors and other readers of Sun's financial statements, as they are used as analytical indicators by Sun's management to better understand operating performance.  Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

SUN HYDRAULICS CORPORATION

ADDITIONAL INFORMATION – Unaudited

Sales by Geographic Region 2016
($ in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2016	% of Total
Americas	$24.7	48%	$23.4	46%	$21.4	47%	$25.3	51%	$94.8	48%
EMEA	15.7	31%	15.8	31%	14.0	31%	13.3	26%	58.7	30%
APAC	10.6	21%	11.6	23%	9.8	22%	11.3	23%	43.4	22%
Total	$51.0		$50.8		$45.2		$49.9		$196.9

Sales by Geographic Region 2015
($ in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2015	% of Total
Americas	$25.9	48%	$25.9	48%	$23.7	49%	$22.2	50%	$97.7	49%
EMEA	16.6	30%	16.3	30%	15.6	33%	12.8	29%	61.3	30%
APAC	11.9	22%	11.8	22%	8.8	18%	9.2	21%	41.7	21%
Total	$54.4		$54.0		$48.0		$44.3		$200.7

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